SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported) March 21, 1996

ADELPHIA COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

       Delaware                  0-16014                   23-2417713
      (State or other         (Commission              (IRS Employer
      jurisdiction of)        File Number)            Identification No.)

5 West Third Street - PO Box 472, Coudersport PA           16915
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code (814) 274-9830




















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Item 5.    Other Events.


(a) Adelphia Communications Corporation, the family of John J. Rigas, Chairman of Adelphia, and FPL Group, Inc. ("FPL Group"), the parent of Florida Power & Light Company announced yesterday several proposed transactions they intend to complete during 1996. It is expected that Olympus Communications, L.P., a joint venture between Adelphia and FPL Group, will be making a $60 million partner distribution, $40 million of which would be distributed to Adelphia and $20 million of which would be distributed to FPL Group. FPL Group plans to use its $20 million distribution to purchase convertible preferred stock of Adelphia and the Rigas family plans to exchange with Adelphia its privately held interests in the Syracuse Hilton Head Holdings cable systems serving approximately 250,000 cable subscribers for shares of the same issue of Adelphia convertible preferred stock. In addition, Adelphia intends to issue shares of the convertible preferred stock to the public for cash which, together with the issuances to FPL Group and the Rigas family, would be expected to raise estimated gross proceeds of at least $200 million. Finally, Adelphia would sell to Olympus cable television systems serving approximately 54,000 subscribers in southern Florida for an estimated $110 million in cash. Adelphia and FPL Group have reached agreement regarding the financing of such acquisition by Olympus.

The consummation of these transactions will be subject to various conditions including the negotiation and execution of definitive agreements and documentation, the receipt of any necessary board, shareholder and third-party consents or approvals, the receipt of applicable appraisals or fairness opinions, and other customary conditions. Any public offerings of securities by Adelphia will be made only by means of a prospectus.

On March 29, 1996, the $60 million distribution referred to above was completed, with Olympus distributing $40 million to Adelphia and $20 million to FPL Group.

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(b) On March 21, 1996, Adelphia announced that its 89% owned subsidiary,
Hyperion Telecommunications, Inc., intends to offer to institutional investors in a private placement an aggregate of approximately $150.0 million (gross proceeds) units of Senior Discount Notes and warrants to purchase common stock of Hyperion Telecommunications, Inc. Hyperion is a leading competitive local exchange carrier, or CLEC, that designs, constructs, operates and manages fiber optic networks and facilities in 13 markets primarily through joint ventures in the eastern half of the United States. Adelphia is the seventh largest cable television company in the United States which currently owns or manages cable television systems that serve approximately 1.65 million subscribers in 15 states.

Hyperion intends to use the net proceeds from the offering to fund capital expenditures and investments in operating networks, for working capital purposes, and to repay certain indebtedness owed to Adelphia. Hyperion intends to continue to expand its existing networks and to construct new networks in additional markets over the next two years.

The units will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration. This disclosure shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.



(c)Adelphia announced today that its 89% owned subsidiary, Hyperion Telecommunications, Inc., has realized gross proceeds of $175,264,800 from a previously announced private placement to institutional investors. Hyperion is a leading competitive local exchange carrier ( CLEC ) that designs, constructs, operates and manages state-of-the-art fiber optic networks and facilities in 13 markets, primarily through joint ventures in the eastern half of the U.S. The offering was arranged by Bear, Stearns & Co. Inc., Chase Securities Inc. and NationsBanc Capital Markets, Inc.
The financing was a Unit offering, with each Unit consisting of $1,000 principal amount at maturity of Hyperion s 13% Senior Discount Notes due 2003 and one warrant to purchase 1.86452 shares of common stock of Hyperion. The Units were issued at $532.72 each. The Notes will not require payment of interest until October 15, 2001, and may not be redeemed prior to April 15, 2001.
Hyperion intends to utilize the proceeds from the offering to expand its 13 existing markets, complete the construction of new networks in four markets and enter additional markets, repay certain indebtedness owed to Adelphia, and for working capital purposes. All markets will be equipped with digital switching equipment.
The Units are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.











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Item 7.     Financial Statements and Exhibits.

  (c)  The following exhibits are filed as part of this report on Form 8-K,

         i.)  Exhibit 99.01 Press Release by Adelphia Communications
                 Corporation Dated March 28, 1996.

         ii.) Exhibit 99.02 Press Release by Adelphia Communications
               Corporation Dated March 29, 1996.

        iii.) Exhibit 99.03 Press Release by Adelphia Communications
               Corporation Dated March 21, 1996.
        iv.) Exhibit 99.04 Press Release by Adelphia Communications
               Corporation Dated April 15, 1996.













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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   April 5, 1996         ADELPHIA COMMUNICATIONS CORPORATION
                                                  (Registrant)

                                       /s/ Timothy J. Rigas
                                       Timothy J. Rigas
                                       Executive Vice President












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Exhibit Index


Exhibit No.         Description

Exhibit 99.01    Press Release by Adelphia Communications Corporation dated
                          March 28, 1996
 .
Exhibit 99.02   Press Release by Adelphia Communications Corporation dated
                         March 29, 1996

Exhibit 99.03   Press Release by Adelphia Communications Corporation dated
                          March 21, 1996
Exhibit 99.04   Press Release by Adelphia Communications Corporation dated
                          April 15, 1996